Exhibit 10.42

CONFIDENTIAL

TICKETING SERVICES AGREEMENT

This Ticketing Services Agreement (this “Agreement”) is entered into as of May 1, 2023 (the “Effective Date”), by and between AXS Group LLC, a Delaware limited liability company (“AXS”), and Notes Live, Inc., a Colorado corporation (“Client”), with reference to the following facts:

WHEREAS, AXS owns and operates AXS.com and the related back office ticketing systems and applications for the sale, issuance, resale and transfer of tickets and other rights associated with such events, including a primary market interface known as “Fansight”, a marketplace which facilitates the creation of a proprietary, branded and controlled resale marketplace, and a co-mingled seat map that offers both primary and resale tickets for sale on the same seating map (collectively, the “AXS Platform”); and WHEREAS, Client desires to utilize the AXS Platform in connection with ticketing operations and to engage AXS as its exclusive agent for providing ticketing and other services to the public with respect to all events scheduled or presented at the venue(s) defined in Schedule 1 attached hereto (collectively, the “Venues”, and all events at such Venues, collectively, the “Events”), on the terms and conditions set forth herein. Tickets to the Events are referred to herein as the “Tickets.”

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1.  Term. The initial term of this Agreement shall commence on the Effective Date and shall continue to be coterminous with the term of that certain booking agreement between Anschutz Entertainment Group, Inc. or one of its affiliates (“AEG”) and Client (the “AEG Booking Agreement”), or through such later date that final Ticket settlement for any then remaining Events placed on the AXS Platform has occurred and AXS has been paid all fees owing from Client to AXS under this Agreement, whichever is later (the “Term”). Client shall notify AXS of the specified term set forth in the AEG Booking Agreement for purposes of this Section 1. In the event that, at anytime after the Effective Date, there is a suspension of Ticket sales due to a Force Majeure event, the Term of the Agreement shall be automatically extended by an amount of time equal to the Force Majeure Period (as defined in Section 16(g) below). Client agrees to include AXS in any RFP or bid process with respect to the provision of ticketing services after the end of the initial Term.

2.  Ticket Sales Rights.

(a)  Ticketing Rights. AXS shall serve as Client’s sole and exclusive provider of primary and resale ticketing software sales and services with respect to the Events, and AXS shall have the sole and exclusive right to sell all Tickets via any means (now known or to be discovered) in connection with all Events. Client shall place the entire manifest of Tickets on the AXS Platform for each Event. Client shall not directly or indirectly sponsor, promote, integrate with, receive any compensation from, advertise, authorize or permit the use of any third-party website, system or service in connection with the sale, resale or issuance of Tickets. For clarity, the preceding sentence shall not restrict so-called “Fire Pit Suite Holders” from reselling their suites outside of the AXS Platform. Client and AXS will each use its reasonable best efforts to not sell Tickets to any person or entity that such party believes will re-sell Tickets to Client’s Event(s) contrary to the intention of this Agreement. For example, sales to brokers shall not be permitted without the consent of AXS and the payment to AXS of a standard per-ticket fee pursuant to Exhibit A. AXS will enable the co-mingled seat map and stand-alone marketplace (and will activate the resale tile) for the Events, and the parties shall share fee revenues from primary and secondary market sales of Tickets, consistent with Exhibit A of this Agreement. AXS Mobile ID is the only free and only electronic method of delivery of Tickets, whether primary or resale.

(b)  Resale Marketplace Procedures.

(i)  Inventory Listings. The AXS Official Resale platform is on from the time that the first Ticket for an Event is sold, whether that Ticket is sold through a pre-sale or general public on sale, allowing the customer to list Tickets for resale. Resale inventory will not be available for consumers to purchase until the start of the public on sale. For general admission Events, resale Ticket listings will be available through the AXS Event Detail page via an “AXS Official Resale” tile; for reserved seating Events, resale Ticket listings will be within the co-mingled seat map.

(ii)  Transfer or Delivery Delay Requests. In the event that Client would like to delay delivery of AXS Mobile ID tickets, a transfer delay can be requested through AXS Client Services (and in the case of a touring Event, will only be honored if a similar request is made of all venues on the tour). All transfer delay requests should be submitted in advance of the Event being announced, and are subject to prior approval by AXS. Client acknowledges that a transfer delay will prohibit any Tickets being transferred to other fans in advance of the transfer delay being lifted.

(iii)  “Sold Out” Rules. Ticket sales for an Event will not be described as “Sold Out” (i.e., the Event pages will not include the words “sold out” in any description of the Event) on the AXS Platform or Venue website, unless it has been mutually agreed in advance that resale is disabled and further provided that there are no Premium/VIP offerings for such Event. Notwithstanding the above, this subsection will not restrict Client in its promotor marketing, from describing an Event as “sold out”, and Client can report Ticket sales status to the applicable promotor; the intent is to avoid describing Ticket sales as “sold out” because Tickets may still be available on the AXS Official Resale platform.

(iv)  Tour-Wide Parity. If there is a tour-wide artist exception to disable resale for an Event, resale may be disabled on AXS upon mutual agreement. If it is discovered that resale for an Event is enabled on Ticketmaster or any other primary ticketing provider, AXS will notify Client thereof and Client will request that the other provider pull the listing down. If the listing is not pulled down within forty-eight (48) hours after the AXS request, then the AXS Official Resale platform will be activated.

3.  License to Client; AXS IP Rights. AXS hereby grants Client a limited, nonexclusive, non-transferable license to access and use the AXS Platform and Equipment (as listed in Exhibit A) solely for Client’s internal business use in connection with the Events, throughout the Term. AXS and its licensors reserve all right, title and interest in and to the AXS Platform not expressly granted to Client under this Agreement, including without limitation all intellectual property and proprietary rights (and similar, equivalent or corresponding rights) in or as to any of the following, including copyrights, patents, patent applications, trademarks, service marks, trade secrets, know-how, trade dress, trade names, logos, codes (including source codes and/or object codes), corporate names and domain names, together with all of the goodwill associated therewith, all work product, documents, and other materials as may be developed and/or provided by AXS or its service providers or licensors to Client in connection with the AXS Platform and/or services pursuant to this Agreement (including all derivative works thereof) (collectively, the “AXS IP”), shall be and remain the property of AXS and its licensors and no portion thereof may be used, disclosed, transmitted, transferred, sold, assigned, leased, reverse engineered, modified, adapted, displayed, or otherwise disposed of, or made available for access or use by third parties, or be commercially exploited by or on behalf of Client, its employees or agents, except as expressly provided in this Agreement. For clarity, the AXS IP does not include Event Data or reports relating to the number of Tickets purchased for, and other details regarding, the Events.

4.  Fees and Services Details. Details regarding fees and services are provided in Exhibit A attached hereto.

5.  Accounting Procedures and Settlement of Funds.

(a)  Sales Made on AXS Merchant Accounts. For all sales of Tickets to Client’s Events on AXS channels processed through AXS merchant accounts (including internet and mobile sales), AXS shall collect all transaction proceeds and shall deposit such proceeds into an account maintained by AXS, including any sales taxes owed and due. AXS will provide Client, and any resale sellers who sell Tickets to Client’s Events on the AXS Platform, with payment services for such sales, including use of AXS’s merchant account, processing of credit card, debit card, digital wallets, and other payment types (e.g., PayPal) accepted on the AXS Platform, fraud reduction, and chargeback challenge administration services (collectively, the “Payment Services”) in exchange for a processing, chargeback and payment administration fee in the amount of three percent (3%) of the gross transaction amount processed by an AXS merchant account, or such other Payment Administration Fee set forth Exhibit A, whichever is higher (the “Payment Administration Fee”). Payment Administration Fees compensate AXS for merchant bank fees, gateway fees, and any other fee associated with the merchant accounts or processing of payments by AXS for transactions relative to Client’s Events pursuant to this Agreement, including the costs of disputing chargebacks and assuming the risk of loss on chargebacks for sales via the AXS merchant account, and shall be deducted prior to AXS remitting payments of the amounts owed to Client hereunder (each, a “Settlement Payment”). All gross monies processed will be subject to the Payment Administration Fee — whether or not the item has a service, handling or delivery fee. The Payment Administration Fee is generally included within the service fee that is assessed to the customer and will be deducted prior to determining the revenue sharing amounts payable to Client pursuant to Exhibit A.

(i)  Sales Made on Client’s Merchant Accounts. With respect to sales of Tickets via Client-controlled channels (such as the Venue box office, back office or any other Client-controlled sales channel), Client will: (i) utilize its own merchant account for such sales and (ii) be solely responsible for all payment processing costs, credit card fees chargebacks, and funding and processing all refunds relative to such sales.

(ii)  Schedule for Settlement Payments. AXS shall make Settlement Payments to Client as follows: with respect to primary sales, AXS shall collect all proceeds from the sale of Tickets to Event(s) made on the AXS Platform and deposit all such proceeds into an account maintained by AXS. AXS shall make payments to Client via electronic delivery, weekly on Thursdays on a post-performance basis (i.e., weekly based on Events which took place during the previous Monday through Sunday, for all gross proceeds from Ticket sales and taxes collected on behalf of Client in accordance with this Agreement, less all authorized AXS fees and Payment Administration Fees due to AXS and any other applicable charges authorized in the Agreement. AXS shall make Settlement Payments to Client with respect to resale Tickets Net fee revenues owing to Client monthly, on the tenth (10th) day following the end of the month in which the resale transaction occurred. Client shall provide AXS with any information reasonably requested by AXS in order to remit such payments, including bank account details for remitting payments, including the following information:

Bank Name:

Bank Address:
Account Holder:
Account Number:
Routing Number:

Details about sales and other transaction-based tax responsibility are further described in Section 13 below.

(b)  Secondary Market Sales - AXS’s Merchant Account. For clarity, AXS uses its own merchant account for processing sales of Tickets by resale sellers to resale buyers using AXS’s own merchant account and payment services providers, and shall share net fee revenues of resale transactions (after deducting the 3% Payment Administration Fee) with Client in the amount(s) set forth in Exhibit A, on a monthly basis. AXS will be responsible for refunding customers entitled to refunds (e.g., for a cancelled Event) who purchased secondary market Event Tickets from a resale seller on the AXS secondary marketplace. In the event that any such refunding involves previously distributed resale proceeds for Tickets originally sold using Client’s merchant account or other direct payment to Client, Client will provide such assistance as reasonably requested by AXS in order to facilitate collection and reversal of funds previously distributed to the resale Ticket sellers.

(c)  Refunds. For cancelled Events, or for other reasons in consultation with Client (such as postponed or rescheduled Events which provide for a refund window), AXS will process refunds for sales made via AXS’s merchant account on AXS channels, and all fees (with the exception of priority shipping) will be refunded to the consumer along with the Ticket price. AXS will deduct the amounts of such refunds and related chargebacks from the next Settlement Payment that becomes due and payable to Client. Notwithstanding anything herein to the contrary, in the event that AXS is not then currently holding sufficient Ticket proceeds otherwise owing to Client in the next Settlement Payment to cover such refunds and related chargebacks (or any other amounts owing to AXS pursuant to this Agreement), AXS may at its election (i) offset the deficiency (or amount due, as the case may be) against future Settlement Payments, or (ii) invoice Client for the deficiency, which Client shall then remit electronically into an account specified by AXS within two (2) business days after receipt of AXS’s invoice. Additionally, AXS may, in its sole discretion, withhold payment of all refunds until it is holding or has received sufficient amounts to cover the refunds. AXS will make such refunds for a period of thirty (30) days after the date upon which AXS is in possession of the required funds with respect to a particular Event. After such thirty (30)-day period, Client shall be solely responsible for making all refunds for such Event. AXS shall be entitled to deduct and retain all payment administration fees incurred by AXS in connection with the refunded Event, with such reimbursement either being paid by Client immediately upon invoice or, at AXS’s sole discretion, such reimbursement amount being deducted from monies owed to Client under the next Settlement Payment(s), if AXS charges other comparable clients for same. With respect to sales of Tickets via Client-controlled channels (such as the Venue box office, back office or any other Client-controlled sales channel), Client will: (i) be solely responsible for all amounts refunded to customers and (ii) will be solely responsible for processing such refunds. For clarity, with respect to sales of Tickets via Client’s merchant account, Client will be solely responsible for processing refunds of Tickets, e.g., for any cancelled Events or postponed or rescheduled Events where a refund window is in effect.

(d)  Fraud Reduction. In an effort to minimize fraud, AXS shall have the right to cancel any orders attempted that it reasonably believes are fraudulent or otherwise unauthorized, including, but not limited to the following circumstances: (i) billing address information provided does not match the credit card billing address; (ii) duplicate orders; (iii) Ticket purchaser’s name does not match the name on the credit card; and (iv) random orders that cannot be verified by the card holder. If AXS receives a chargeback inquiry prior to an Event, AXS may cancel the order.

(e)  Reports. During the Term, AXS will provide Client with online access to reports summarizing all applicable account activity as to an applicable Event.

6.  Data.

(a)  Purchaser Data. Client and AXS shall jointly own all data: (i) provided by users of the AXS Platform who purchase Tickets for Client’s Events (the “Ticket Purchasers”) to the extent such data is provided as part of the Ticket purchase transaction, including but not limited to, names, email addresses, phone numbers, profiles, details regarding the purchase for the Event, and other marketing or identifying information, so long as the Ticket Purchaser has consented to the collection and use of such information, or such collection and use is otherwise permitted by the applicable privacy policy and applicable law; and (ii) such other data regarding the Events as may be collected by AXS in the performance for Client of the Services ((i) and (ii) collectively, the “Purchaser Data”). For clarity, Purchaser Data does not include any data provided by or obtained by AXS or a third party from any Ticket Purchasers except to the extent such data was collected in connection with the Events, even if such other data is added to AXS’s internal profile on Ticket Purchasers. Each party has the right to use, analyze, modify and copy the Purchaser Data for any lawful purpose consistent with their standard business operations and in connection with providing or receiving ticketing services, provided each party hereby agrees to collect, process, hold and use such information solely in compliance with all applicable privacy policies and in compliance with all applicable laws and regulations and with any relevant Data Requests and other obligations set forth in this Section 6(a) as described further below. Each of Client and AXS agrees to indemnify and hold harmless the other party, and their affiliates, owners, officers, directors, agents and employees and contractors from and against any claims, actions, damages, liabilities or lawsuit arising out of, or relating to the use of, Purchaser Data by the indemnifying party in violation of this Section 6(a). This Section 6(a) shall survive the termination of this Agreement.

(i)  Purchaser Data Requests. As between the parties, the responsibility for compliance with and responding to any communication from a data subject or supervisory authority regarding: (A) the party’s processing of Purchaser Data under the Agreement; (B) either Party’s compliance with this Section 6(a); or (C) a data subject’s exercise of rights under applicable data protection laws (“Data Requests”), shall fall on the party which first received such communication, and such party shall be solely responsible for providing any initial response, within the period specified under applicable law.

(ii)  Third Party Data Share Requests from Client. In the event that Client authorizes and/or directs AXS to release and disclose Purchaser Data to a third party (the “Shared Data”), Client agrees to indemnify and hold harmless AXS, its affiliates, owners, officers, directors, agents and employees and contractors from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) incurred, arising from or out of AXS’s release and disclosure of the Shared Data to such third party, and/or Client’s or the third party’s use of the Shared Data.

(iii)  Data Incidents. “Data Incident” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Purchaser Data transmitted, stored or otherwise processed by or on behalf of a party to this Agreement. Each party will promptly notify the other party via email to the email address indicated in the Notices section below if it becomes aware of a Data Incident. If applicable laws require notice to authorities or individuals, or other remedial action, the party in control of the Purchaser Data at the time of the Data Incident shall provide such notice or undertake such remedial actions at that party’s sole cost and expense, and as between the parties, the party in control of the Purchaser Data at the time of the Data Incident shall bear all responsibility and liability with regard thereto. If any notices are to be sent to individuals or other parties by Client, AXS shall have the right to approve the text of the notices to be sent by Client. Client will not inform any third party (except as and to the extent necessary under applicable law or law enforcement’s investigation) of the Data Incident without first notifying AXS and obtaining AXS’s prior written consent with regard to the content of the notice.

(iv)  Other Assistance. Each party will provide reasonable assistance to the other party with respect to any data protection impact assessments, prior consultations, or other cooperation with data protection authorities which may be required under applicable law.

(b)  Event Data. Client will furnish to AXS or enter into the electronic AXS Platform, all necessary information with respect to the proposed arrangement of the Venue for each Event, including seating layout, Ticket prices and structure, any applicable taxes and tax rates, permissible discounts, Ticket header information, color logos and other photos or graphics, entry information, vision and hearing information, wheelchair and other accessible seating information and such other information as AXS may reasonably request or that may be necessary for the proper sale of Tickets through the AXS Platform (collectively, “Event Data”). Such Event Data shall be provided to AXS sufficiently in advance of any on-sale date or Ticket sales for each Event. Client shall be responsible for monitoring and ensuring that Event Data or any other information posted by Client and/or AXS (including its assigns or designees) in connection with any Event(s) and/or the services is accurate and up to date. Client will ensure that it has all necessary rights to provide the Event Data to AXS, and that the Event Data will not infringe upon or otherwise violate the intellectual property rights or other rights of any third party. Client acknowledges that AXS (and its assigns and/or designees) shall be entitled to rely on information posted by and/or approved by Client. Notwithstanding anything in this Agreement to the contrary, AXS will have no liability to Client under this Agreement for any act or omission by AXS in reliance on any Event Data so furnished by Client or in the event of any delay or failure by Client to so furnish any Event Data.

7.  Confidential Information.

(a)  The parties acknowledge that by reason of their relationship hereunder, they may from time to time disclose information regarding their business, products, software technology, intellectual property (including, with respect to AXS, the AXS IP), specifications, diagrams, flow charts, procedures, strategic and development plans or concepts, financial information, business plans, marketing plans, security programs, marketing and sales strategies, business records, project records, market reports, business manuals, policies and procedures, and other information that is confidential and of substantial value to the other party, which value would be impaired if such information were disclosed to third parties (“Confidential Information”). The provisions of this Agreement shall be deemed to be Confidential Information.

(b)  Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of the breach of the confidentiality obligations in this Agreement by the receiving party, (ii) is or has been independently acquired or developed by the receiving party without violating any of the confidentiality obligations in this Agreement, (iii) was within the receiving party’s possession prior to it being furnished to the receiving party by or on behalf of the disclosing party, or (iv) is received from a source other than the disclosing party; provided that, in the case of (iii) and (iv) above, the source of such information was not known by the receiving party to be bound by a confidentiality obligation to the disclosing party or any other party with respect to such information.

(c)  Each party agrees that it will keep the Confidential Information strictly confidential and will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it by the other party without the other party’s prior written consent, except to the extent expressly permitted by this Agreement; provided, however, that the receiving party may disclose the Confidential Information, or any portion thereof, to its directors, officers, employees, legal and financial advisors, controlling persons and entities who need to know such information to perform such party’s obligations under this Agreement and who agree to treat the Confidential Information in accordance with the confidential obligations in this Agreement. Each party shall use the same degree of care to avoid disclosure or use of the other party’s Confidential Information as it employs with respect to its own Confidential Information of like importance and represents that it has adequate procedures to protect the secrecy of such Confidential Information including without limitation the requirement that employees have executed non-disclosure agreements which have the effect of adequately protecting Confidential Information.

(d)  In the event that either party receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, document request, notice of deposition or other legal proceeding, such party agrees to notify the other pursuant to Section 14 below, within forty-eight (48) hours after receipt of such legal document, and such party agrees to cooperate with the other in any attempt to obtain a protective order.

8.  Representations and Warranties.

(a)  Each of AXS and Client represents, warrants, and covenants to the other that: (i) it has the right and power to enter into this Agreement, to grant the rights hereunder, and to perform all terms hereof; (ii) it is duly organized and in good standing under the laws of its state of organization; (iii) the entering into and performance of this Agreement will not violate any judgment, order, law, contract, regulation, or agreement applicable to such party or violate the rights of any third party, or result in any breach of, or constitute a default under, any other agreement to which it is a party; (iv) the individual executing this Agreement, and whose signature appears below, is duly authorized to execute this Agreement; (v) it has been advised of its right to seek legal counsel of its own choosing in connection with the negotiation and execution of this Agreement; and (vi) in the case of Client, Client acknowledges and agrees that it is Client’s responsibility to consult with Client’s own tax advisors with respect to Client’s tax obligations hereunder.

(b)  Client represents and warrants that it has, and shall continue to have, throughout the Term, the exclusive right: (i) to manage, operate or lease the Venue(s) with respect to the Events, (ii) to sell tickets as the owner (or owner’s designee) of the Event(s), and (iii) to grant AXS the exclusive right to sell Tickets in connection with Event(s) as provided in Section 2 above.

(c)  Each party will comply with all laws, rules and regulations (“Laws”) applicable to such party in any state and country in which they do business under this Agreement or which may otherwise be applicable based on the location of Purchasers, including but not limited to such Laws as they may relate to collection, use, processing, transfer, or storage of data, including Purchaser Data, or relating to any Data Incident. Client shall be solely responsible for compliance with all Laws with respect to Client’s Events, including for remitting any applicable taxes collected from consumers to the applicable taxing authorities.

(d)  Each party shall be responsible to, and shall, remit to applicable taxing authorities any applicable taxes owed with respect to their own income or payments owing to such party (i.e., Client shall be solely responsible for remitting taxes owing on transaction receipts collected by AXS and remitted to Client hereunder, and AXS shall be solely responsible for any taxes owed related to amounts AXS retains as its fees hereunder).

9.  Indemnification. Client agrees to defend, indemnify and hold AXS, its affiliates, subsidiaries, parent company(ies), and their respective officers, directors, employees, agents, vendors, representatives, successors and assigns (“AXS Indemnities”), harmless from and against all third party claims of any kind imposed on, incurred by, or asserted against the AXS Indemnities arising out of, or in connection with Client’s material breach of this Agreement, except to the extent such claim arises solely out of AXS’s negligence or willful misconduct. Subject to Paragraph 12 below, AXS agrees to defend, indemnify and hold Client, its affiliates, subsidiaries, parent company(ies), and their respective officers, directors, employees, agents, vendors, representatives, successors and assigns (“Client Indemnities”), harmless from and against all third party claims of any kind imposed on, incurred by, or asserted against Client Indemnities arising out of or in connection with, AXS’s material breach of this Agreement, except to the extent such claim arises solely out of Client’s negligence or willful misconduct. The party seeking indemnification will (i) give the indemnifying party prompt written notice of the claim, (ii) at the indemnifying party’s expense, cooperate with the indemnifying party and provide to the indemnifying party all reasonably necessary assistance, information and authority in connection with controlling, defending and settling the claim, and (iii) permit the indemnifying party to control the defense and settlement of the claim, provided that the indemnifying party shall not settle the claim in a manner that would bind the indemnified party without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

10.  System and Data Security.

(a)  AXS will encrypt or otherwise safeguard, Purchaser Data and Event Data while residing on the AXS Platform or data storage servers and devices using industry standard protections such as data encryption software. Once Purchaser Data has been transferred to Client, Client shall also maintain reasonable security and other protections for such Purchaser Data in accordance with industry standards, the applicable privacy policies of AXS and Client, and as may otherwise be required under applicable laws.

(b)  AXS shall be responsible for the security of the AXS Platform and the Software, and AXS shall take all reasonable precautions to protect and maintain the security of the AXS Platform in order to fulfill its obligations to Client at all times during the Term of this Agreement.

(c)  AXS will perform regular (not less than weekly) backups of Purchaser Data and Event Data; and will ensure that copies of the same are stored consistent with industry standards.

(d)  AXS has and will maintain in effect at all times during the Term a service continuity plan that will enable AXS to resume primary functionality of the AXS Platform within twenty (24) hours of any interruption or failure, subject to any Force Majeure event.

(e)  Each party will implement and maintain reasonable backup, security and disaster recovery processes and procedures and shall safeguard all access to the AXS Platform.

11.  Disclaimer. Client agrees that, except as set forth in this Agreement, Client’s and its Ticket Purchasers’ use of the AXS Platform, related services, and the AXS IP are provided on an “AS IS,” “AS AVAILABLE” basis without any warranties of any kind, whether express or implied, including, without limitation, the warranties of non-infringement, merchantability and fitness for a particular purpose.

12.  Limitation of Liability. Neither party shall be liable to the other party for any special, indirect, incidental, punitive, or consequential damages arising from or related to this Agreement or the operation or use of the AXS IP or the services. Nothing herein shall limit the ability of either party to obtain actual damages from the other upon the occurrence of a breach of such party’s obligations under this Agreement or other default, following applicable cure periods. Neither party shall be liable to the other for (a) damages (regardless of their nature) for any delay or failure by such party to perform its obligations under this Agreement due to a Force Majeure event (as defined in Section 16(g) below); or (b) claims made of a subject of a legal proceeding against either party more than one (1) year after any such cause of action first arose. Notwithstanding any other provision of this Agreement, AXS’s liabilities under this Agreement whether under contract law, tort law, or otherwise shall not be greater than two times (2x) the amounts charged by AXS pursuant to the terms of this Agreement in respect of the particular services performed by AXS from which such liabilities arose.

13.  Sales Tax and Additional Tax-Related Responsibilities.

(a)  Collection of Taxes. AXS will collect, along with the proceeds of all Tickets and ancillary items sold on Client’s behalf, any applicable taxes, including admission, sales, use, or other transaction-based taxes and other applicable city, county or state taxes (collectively, “Taxes”), owed and due on transactions processed on Client’s behalf by AXS pursuant to this Agreement, as detailed on the settlement report. AXS will also collect any and all Taxes due on taxable portions of resale Ticket transactions processed by AXS on behalf of Ticket sellers who use the AXS Resale platform to sell their Tickets to secondary market Ticket buyers, and AXS will therefore be responsible for all tax programming, filing and remittance of sales and other taxes collected to the applicable taxing authorities with respect to such resale Ticket transactions, subject to the provisions of this Section 13.

(b)  Remittance of Taxes. The Taxes collected on Client’s behalf on primary market Ticket transactions will be included with the Settlement Payment and Client shall be solely responsible to remit same to the applicable taxing authority, or, if AXS is required by applicable law to remit such Taxes directly to the taxing authority, then AXS will deduct such Taxes prior to making the Settlement Payment and shall remit them to the taxing authority. The Taxes collected on the secondary market Ticket sellers’ behalf will be disbursed to the Ticket seller for remittance by the Ticket seller, or, where required by law, will be deducted by AXS from secondary market proceeds and remitted by AXS on behalf of the Ticket seller to the taxing authority.

(c)  Cooperation with any Audit. In the event that AXS or the revenue collected with respect to any Event or any Ticket transaction becomes the subject of an audit, Client will fully cooperate with AXS including timely providing AXS with copies of sales tax returns and/or other related documents evidencing such remittance of Taxes by Client to the applicable taxing authority and Client shall also provide written assurances that Client complied with its legal obligations with regard to the payment and reporting of such Taxes to the applicable taxing authority.

(d)  Tax-Indemnification. In addition to any other indemnities in this Agreement, each party hereby agrees to indemnify and hold the other party harmless from the payment of any Taxes, penalties, attorney’s fees, or interest on the transactions contemplated by this Agreement or reasonably related to any default or alleged default in compliance, by Client or AXS, with such tax laws as each party is responsible for. This section shall survive the Term or termination of this Agreement for any reason.

14.  Address for Notices. All notices and other communications required hereunder shall be made in writing and delivered to the following: physical addresses with a corresponding email to the following email addresses:

If notice to AXS:

AXS Group LLC

425 W. 11th Street

Los Angeles, CA 90015

ATTN: Legal Department

Email: legal@axs.com

If notice to Client:

Notes Live, Inc.

1755 Telstar Drive #501

Colorado Springs, CO 80920

ATTN: Sam Voisin, President, COO

Email: svoisin@noteslive.vip

15.  Termination. The parties shall have the following termination rights:

(a)  Termination for Breach. Except as otherwise contemplated herein, either party shall have the right to terminate this Agreement if the other party commits any material or repeated breach of any of the provisions of this Agreement and (in the case of a breach which is capable of remedy) fails to remedy the same within thirty (30) days after receipt of written notice from the other party giving full particulars of the breach and requiring it to be so remedied (provided, if the default cannot be reasonably cured within such thirty (30) days, the breaching party shall not be in default if such breaching party commences efforts to cure such breach within such thirty (30)-day period and thereafter diligently and in good faith continues to cure the default); provided that neither party may terminate this Agreement if the terminating party is at the time in material breach of any of the provisions of this Agreement (other than as caused by the other party’s material breach). In the event that a breach by Client includes a violation of subsection 2(a) above, and subject to any additional rights and remedies available to AXS, Client shall owe AXS an amount not less than the AXS Fees (as set forth in Exhibit A), otherwise payable to AXS if the Tickets had been sold on the AXS Platform.

(b)  Extension of Term for Force Majeure. In the event of a Force Majeure event (as set forth below in subsection 16(g)), the Term of the Agreement will be extended by an amount of time equal to the Force Majeure Period. In the event that any particular Event has to be postponed or rescheduled to a date after the Term of the Agreement is scheduled to expire, then such Event shall continue to be covered by the terms of the Agreement (even though the Agreement shall be expired as to all other Events) until such time that the rescheduled Event has occurred.

(c)  Termination for Insolvency. AXS or Client (the “Insolvent Party”) shall provide immediate written notice to the other party in the event that any insolvency, assignment for the benefit of creditors, bankruptcy or similar proceedings are instituted by or against such Insolvent Party. If such proceedings remain undismissed for a period of thirty (30) days after such institution, the other party may immediately terminate this Agreement by written notice to the Insolvent Party.

(d)  Termination of Boot Barn Hall Venues. Solely with respect to the venue(s) currently known as Boot Barn Hall located at 13071 Bass Pro Drive, Colorado Springs, Colorado 80921 and Boot Barn Hall located at 312 Jesse Jewell, Gainesville, Georgia 30501 (collectively, the “Boot Barn Venues”), Client may elect to remove the Boot Barn Venues as Venues under this Agreement by providing AXS with thirty (30) days’ advance written notice (the “Boot Barn Notice Period”). After the Boot Barn Notice Period elapses, events scheduled or presented at the Boot Barn Venues shall no longer be Events subject to this Agreement; provided however, that Client and AXS may on a case-by-case basis mutually agree in writing to: (i) remove certain Event(s) at the Boot Barn Venues during the Boot Barn Notice Period from this Agreement (such that Client may use another agent to provide ticketing and related services for such Events prior to the end of the Boot Barn Notice Period), and/or (ii) retain certain Event(s) scheduled prior to the Boot Barn Notice Period as Events under this Agreement (such that AXS continues to provide services under this Agreement for such Event(s) after the expiration of the Boot Barn Notice Period).

(e)  Survival. The parties’ rights and obligations which, by their nature, would continue beyond termination, cancellation or expiration of this Agreement, including, without limitation, confidentiality and data security provisions, obligations related to intellectual property and data, indemnification obligations, and governing law, shall survive any such termination, expiration or cancellation. The rights and remedies provided in this paragraph shall be cumulative and not exclusive of any rights or remedies provided by applicable laws. Any termination of this Agreement shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive any such termination.

16.  Miscellaneous Provisions.

(a)  Waiver. The failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not affect any subsequent breach or the right to require performance or to claim a subsequent breach.

(b)  Identification as Client. Subject to prior written approval of Client as to form and content, AXS may use the name of and identity of Client as an AXS customer in advertising, publicity or similar materials distributed or displayed to prospective customers or others.

(c)  Severability. If any term, provision or condition contained in this Agreement shall, to any extent, be ruled invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be enforceable to the fullest extent permitted by law.

(d)  Assignment. This Agreement shall be binding upon and shall inure to the benefit of AXS and Client and their respective permitted successors and assigns. Neither party may assign, convey, or transfer any interest in any or all of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such consent shall not be required (i) in the case of a collateral assignment to a lender, (ii) in the case of an assignment to any purchaser successor-in-interest which acquires a party and is capable of performing all obligations of the assignor hereunder, throughout the Term, (iii) in the case of an assignment by Client of its interest in this Agreement in connection with a sale of the Venue, or (iv) in the case of an assignment of its interest in this Agreement to a manager or an operator of the Venue, provided that such manager or operator is capable of performing all obligations of assignor under this Agreement.

(e)  Entire Agreement; Amendments. This Agreement and the exhibits attached hereto comprises the entire agreement between the parties and may not be modified or amended except by written instrument signed by authorized representatives of the parties.

(f)  Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to the principles of conflict of law. Other than any claim for equitable or injunctive relief, which shall only be brought in a District Court in Los Angeles County, California, all other claims, disputes and other matters in question between the parties arising out of or relating to this Agreement shall be decided by binding arbitration before one mutually agreed upon neutral arbitrator in Los Angeles, California in accordance with the Comprehensive Commercial Arbitration Rules of JAMS then in effect. Each party shall bear its own costs in connection therewith except that the prevailing party shall be entitled to recover, and the arbitrator shall be empowered to award, costs and reasonable attorneys’ fees to the prevailing party.

(g)  Force Majeure; Force Majeure Period. The term “Force Majeure” means causes or events beyond the reasonably foreseeable control of a party including but not limited to natural disaster, acts of god, epidemic, or a pandemic such as COVID-19, or a period of time where Events are not being scheduled or presented at full capacity at the Venue; and the duration of such Force Majeure event shall be defined as the “Force Majeure Period”). Neither party shall be liable or deemed in default as a result of any delay or failure in performance of this Agreement resulting from any such Force Majeure event, but only for the duration of the Force Majeure Period.

(h)  Term Extension. If neither party has terminated the Agreement prior to the end of the initial Term (as defined in Section 1) and the Term has not been otherwise extended due to a Force Majeure event, after the initial Term, the Agreement will automatically be extended on a month-to-month basis unless and until terminated by either party upon at least thirty (30) days advance notice to the other party.

(i)  Covenant of Good Faith and Fair Dealing. No party shall do anything which shall have the effect of harming or injuring the right of the other party to receive the benefits of this Agreement. Each party shall refrain from doing anything which would render its performance under this Agreement impossible or unfairly frustrate the other party’s right to receive the benefits of the Agreement, and each party shall do everything which this Agreement contemplates that such party shall do to accomplish the objectives and purposes of this Agreement. In the event of a breach pursuant to this this subsection 16(i) by Client, AXS shall be entitled to invoice Client for the reasonable value of services rendered to Client during the Term, which shall be payable by Client within thirty (30) days from its receipt thereof.

Electronic Signature; Counterparts. This Agreement, and any other documents requiring a signature hereunder, may be executed via fax, email, or other electronic means, and in one or more counterparts, each of which will constitute an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

NOTES LIVE, INC.		AXS GROUP LLC

By:	/s/ Sam Voisin	By:	/s/ Rob Sine
Name:	Sam Voisin	Name:	Rob Sine
Its:	President, COO	Its:	CRO

SCHEDULE 1

VENUES

1.  Initial Venues. The current names and addresses of the initial Venues covered by this Agreement are:

Boot Barn Hall

13071 Bass Pro Drive

Colorado Springs, Colorado 80921

Boot Barn Hall

312 Jesse Jewell

Gainesville, Georgia 30501

Sunset Amphitheater

Currently being constructed in Colorado Springs, Colorado

EXHIBIT A

FEES AND SERVICES DETAILS

1.  Fees and Revenues to AXS and Client. The amount of fees on Ticket sales and related items are set forth below. AXS shall set the amount of secondary market and other sales types as further described below. All fees assessed to customers are subject to adjustment to be commensurate with industry standards. Any such adjustment will be agreed to in writing (attached to the Agreement, acknowledged via DocuSign, or via an exchange of emails). Client agrees that AXS shall be due the full amount of fees provided herein regardless of whether such fees are included in (as an Inside Charge) or added to (Outside of) the base price. The term “Inside Charge” refers to a fee being charged within the (included inside of) the final Ticket or item base price charged to the customer. The term “Outside” refers to a fee that is charged to the customer on top of (outside of) the final Ticket or item base price. The term “Net” refers to the Payment Administration Fee being deducted prior to determining revenue sharing amounts. Client may designate additional items to be sold, or additional types of fees to be charged on the AXS Platform, in each case upon mutual agreement and provided that AXS is first paid the Payment Processing Fee, and is paid a fee in an amount mutually determined and consistent with the fees set forth below. “Free Event” means an Event that has a zero dollar ($0.00) face value for Tickets for the Event (i.e., no fees are charged to any consumers in order to attend the Event). “Charitable Event” means an Event that is a fundraiser for a 501(c)(3) charitable organization, and the proceeds of such Event benefit such organization. Free Events and Charitable Events are limited to mutually agreed upon events. Client shall notify AXS in writing and request approval to classify a particular event as a Free Event or Charitable Event, which AXS shall not unreasonably withhold. Subject to AXS’s general payment rights under this Agreement, AXS shall invoice Client for amounts due for Free Tickets, and Client shall then remit the amount due electronically into an account specified by AXS within two (2) business days after receipt of AXS’s invoice.

For Boot Barn Hall ONLY:

Ticket/Offer Type	Service Fees	AXS Fee/Share	Client’s Share
Free Events (as defined above)	None	$1.00 per Ticket after 20,000 Tickets annually for Free Events at Boot Barn has been reached	None

Charitable Events (as defined above)	Determined by Client, minimum of $1.00, not to exceed $2.00	$1.00	100% of Net Service Fee assessed above the AXS Fee

Standard Tickets	Per fee schedule below	20% of Net Service Fee — per fee schedule below	80% of Net Service Fee — per fee schedule below

Base Ticket Fee From:	Base Ticket Fee To:	Service Fee	Payment Administration Fee	AXS Fee	Client Revenue
$0.01	$14.99	$5.80	$0.50	$1.06	$4.24
$15.00	$19.99	$7.71	$0.76	$1.39	$5.56
$20.00	$24.99	$9.38	$0.93	$1.69	$6.76
$25.00	$29.99	$10.04	$1.09	$1.79	$7.16
$30.00	$34.99	$10.72	$1.27	$1.89	$7.56
$35.00	$44.99	$11.97	$1.52	$2.09	$8.36
$45.00	$54.99	$13.30	$1.85	$2.29	$9.16
$55.00	$64.99	$14.63	$2.18	$2.49	$9.96
$65.00	$74.99	$15.45	$2.50	$2.59	$10.36
$75.00	$84.99	$16.25	$2.80	$2.69	$10.76
$85.00	$94.99	$17.10	$3.15	$2.79	$11.16
$95.00	$104.99	$17.96	$3.51	$2.89	$11.56
$105.00	$119.99	$18.99	$4.04	$2.99	$11.96
$120.00	$134.99	$19.87	$4.42	$3.09	$12.36
$135.00	$149.99	$20.93	$4.98	$3.19	$12.76
$150.00	$164.99	$21.76	$5.31	$3.29	$13.16
$165.00	$184.99	$23.04	$6.09	$3.39	$13.56
$185.00	$199.99	$24.13	$6.68	$3.49	$13.96
$200.00	$219.99	$24.80	$6.85	$3.59	$14.36
$220.00	$234.99	$26.00	$7.55	$3.69	$14.76
$235.00	$249.99	$27.24	$8.29	$3.79	$15.16
$250.00	$264.99	$27.85	$8.40	$3.89	$15.56
$265.00	$279.99	$29.07	$9.12	$3.99	$15.96
$280.00	$299.99	$30.21	$9.76	$4.09	$16.36
$300.00	$319.99	$30.96	$10.01	$4.19	$16.76
$320.00	$334.99	$32.17	$10.72	$4.29	$17.16
$335.00	$349.99	$33.36	$11.41	$4.39	$17.56
$350.00	$369.99	$33.98	$11.53	$4.49	$17.96
$370.00	$389.99	$35.25	$12.30	$4.59	$18.36
$390.00	$404.99	$36.54	$13.09	$4.69	$18.76
$405.00	$424.99	$37.50	$13.55	$4.79	$19.16
$425.00	$439.99	$38.57	$14.12	$4.89	$19.56
$440.00	$454.99	$39.54	$14.59	$4.99	$19.96
$455.00	$469.99	$40.53	$15.08	$5.09	$20.36
$470.00	$489.99	$41.57	$15.62	$5.19	$20.76
$490.00	$499.99	$42.66	$16.21	$5.29	$21.16
$500+		$42.66	$16.21

For Sunset Amphitheater ONLY:

Ticket/Offer Type	Service Fee	AXS Fee	Client Revenue
Standard Tickets	To be mutually determined by AXS and Client	30% of Net Service Fee	70% of Net Service Fee

Suite Tickets	Determined by Client, minimum of $2.50	$2.50	100% of Net Service Fee assessed above the AXS Fee

For All Venues:

Ticket/Offer Type	Minimum Service Fee Charged	AXS Fee	Client Revenue
Box Office, Internal, Comp Tickets*	TBD by Client	No charge	100% of Net Fees, if applicable
VIP Tickets/Packages	Service Fee: minimum 15%
of the final VIP
Tickets/Package Price for
Tickets/Packages $150 or more

For Tickets/Packages
$149.99 or less: the Service
Fee shall equal at least the
amount of the AXS Fee for
non-VIP Tickets/Packages

Inside Charge: 10% of the
	Lift**, not to exceed $50	30% of Net Service Fee + Inside Charge	70% of Net Service Fee + Inside Charge
AXS Premium	Service Fee: minimum 15% of the base ticket or item price for AXS Premium Inside Charge: 5% of the base ticket or item price for AXS Premium	30% of Net Service Fee + Inside Charge	70% of Net Service Fee + Inside Charge
Add-Ons (e.g. parking, merchandise, other upsells sold on the AXS Platform)	Inside Charge: 13% of the Add-On price	50% of Net Inside Charge	50% of Net Inside Charge
Resale Tickets Seller Fee: 7.5% of the Resale Ticket price is charged to Ticket seller as an Inside Charge	Buyer Fee: 22.5% of the Resale Ticket price is charged to the buyer	50% of Net Seller Fee + Buyer Fee (the “Resale Fees”)	50% of Net Seller Fee + Buyer Fee (the “Resale Fees”)
Delivery Fee AXS Mobile ID USPS Shipping Fee Will Call Fee	Always Free At least the amount of the AXS Fee TBD	N/A $6.00 per order TBD	N/A 100% of Net Fees above the AXS Fee TBD
Per Order Handling Fee	To be mutually determined by AXS and Client	30% of Net Service Fee	70% of Net Service Fee
Payment Administration Fee	As set forth in the charts above for Standard Tickets for Boot Barn; for all other Tickets 3% of the gross transaction amount	As set forth in the charts above for Standard Tickets for Boot Barn; for all other Tickets 3% of the gross transaction amount	N/A

*	Client shall have the ability to issue and deliver box office, internal and complimentary Tickets (i.e., Tickets with zero face value) via the AXS Platform at no charge, provided that if Client sells or distributes such Tickets through any channel or partner for value or sells or provides such Tickets for resale, then the appropriate AXS Fee shall apply and shall be paid by Client.

**	The term “Lift” is defined as the differential between the final VIP Ticket/Package price paid by the customer, and the original face value of the same Ticket type prior to the value of the VIP elements being added. For example, if a $50 ticket sells as a VIP Package for $150.00, the lift is $100, the inside charge is $10.00, and the consumer pays $150 for the VIP Package plus a Service Fee charged on the Outside, in the amount of $22.50 (15% of $150). After deducting the Payment Administration Fee of $5.18 out of the $22.50 Service Fee, the Net Fees balance of $27.32 will be split between AXS and the Client in the percentages set forth in the Agreement.

2.  Additional Venues — Potential Additional Revenue Sharing.

In the event that Client and AXS mutually agree to amend this Agreement to add one or more venues of the type and quality of the Sunset Amphitheater currently being constructed in Colorado Springs (the “Additional Similar Venues,” and each, an “Additional Similar Venue”), Client will be eligible to receive additional revenue sharing payments in the amounts set forth below based on (a) the number of Additional Similar Venue(s), and (b) the number of total Tickets sold cumulatively at the Sunset Amphitheater and Additional Similar Venue(s). Client’s eligibility to receive such additional revenue sharing payments commences when (a) AXS has begun selling Tickets for the Sunset Amphitheater Venue, and (b) AXS has begun selling Tickets for at least one Additional Similar Venue, and (c) the aggregate number of Tickets sold for the Sunset Amphitheater Venue and the Additional Similar Venue have reached One Million (1,000,000) Tickets. For purposes of clarity, any Tickets sold at Boot Barn Venues do not count towards the Ticket thresholds set forth below. Notwithstanding the foregoing, only Tickets for which Service Fee, Payment Administration Fee, and all other fees set forth in Section 1 above were collected and not returned count as Tickets for purposes of this Section 2.

For the avoidance of doubt, at the time that this Agreement is amended to add one or more venues, Client and AXS shall confirm in writing whether the additional venue(s) qualify as “Additional Similar Venue(s)”; should the amendment be silent on this point, the new venues shall not constitute “Additional Similar Venue(s).”

Number of Additional Similar Venues	Aggregate Number of Tickets Sold at Sunset Amphitheater and Additional Similar Venues	Additional Revenue Due to Client

One	1,000,000 - 1,499,999	$0.50/Ticket
	1,500,000 - 1,999,999	$0.75/Ticket
	2,000,000 - 2,499,999	$1.00/Ticket
	2,500,000+	$1.25/Ticket

Two	1,000,000 - 1,499,999	$0.75/Ticket
	1,500,000 - 1,999,999	$1.00/Ticket
	2,000,000 - 2,499,999	$1.25/Ticket
	2,500,000+	$1.50/Ticket

Three	1,000,000 - 1,499,999	$1.00/Ticket
	1,500,000 - 1,999,999	$1.25/Ticket
	2,000,000 - 2,499,999	$1.50/Ticket
	2,500,000+	$1.75/Ticket

3.  AXS Technology and Services. Client will receive use of the AXS Platform which currently includes self-serve inventory management tools and the following technology:

●	Patented AXS Mobile ID Ticketing Ecosystem

●	Real-Time Ticket Sales and Financial Reporting

●	Box Office Point of Sale

●	24x7 support and all available standard upgrades

●	Designated Account Manager in Denver

●	Access Control Ticket Scanning Software

●	AXS IQ or such other business intelligence and analytics platform used at such time by AXS

●	AXS Promoter Mobile Reporting App

●	Point of Sale support and integration

●	Client to receive one (1) 3-D seating maps, and quantity of any 2-D seating map shall be mutually determined.

4.  AXS Marketing Suite of Services. AXS shall market tickets for Client’s Events in a manner consistent with the size and stature of the opportunity, which may include any or all of the following tools:

●	AXS.com. Strategic website placements throughout AXS’s website, targeted geographically. Examples include AXS Homepage Carousel placement, banner and display advertising throughout the website;

●	E-cards. Customized emails to targeted consumers of AXS’s opt-in customer database; and

●	Social Media. Posts to AXS’s social media followers, via Facebook, Instagram and Twitter.

5.  Connectivity/Equipment. Client will be responsible for reliable and stable Internet connections to the AXS Platform for Box Office operations including sales of Tickets and for Wi-Fi connectivity for all access control locations. During the Term, AXS will provide Client with the use of the Equipment listed below. AXS will own the equipment and will be responsible for maintenance thereof; provided, however, that Client will be responsible for any loss or damage of the Equipment beyond reasonable wear and tear as determined by AXS. Client will return the Equipment to AXS at the end of the Term, at Client’s sole expense. If all Equipment is not received by AXS in good working condition (as determined by AXS) within thirty (30) days following the end of the Term, AXS will charge Client the reasonable market value of the Equipment, as determined by AXS.

EQUIPMENT SCHEDULE

Boot Barn Hall - Colorado Springs

Item	Quantity
HP All-in-one Box Office Kits (desktop)	2
BOCA Printers	2
Handheld Scanners	5

Boot Barn Hall - Gainesville

Item	Quantity
HP All-in-one Box Office Kits (desktop)	2
BOCA Printers	2
Handheld Scanners	5

Sunset Amphitheater

Item	Quantity
HP All-in-one Box Office Kits (desktop)	TBD
BOCA Printers	TBD
Handheld Scanners	TBD

The quantity of the equipment to be provided by AXS for use at the Sunset Amphitheater in accordance with this Section shall be mutually determined by AXS and Client.

6.  AXS Anywhere Discovery and Distribution Program. Client will receive access to the AXS Anywhere distribution network, which includes affiliates who can broaden the reach of Client’s distribution as well as amplify Event discovery, expanding consumers’ ability to find the Events. Client may choose to allocate primary market tickets through any of AXS’s third-party distribution partners, such as Groupon and Goldstar (each, a “Distribution Partner”). AXS provide each Distribution Partner access to an AXS Platform API for the relevant Event(s) at no cost to Client (though AXS reserves the right to charge the Distribution Partner or any relevant third party negotiated amounts for such access). AXS shall be due the per Ticket AXS Fees for any Ticket sold by any Distribution Partners.

7.  AXS Contact Center. AXS will provide consumer facing customer support related to Ticket purchases and users of the AXS Platform from its contact center during standard operating hours (which may be subject to change from time to time due to business conditions) at no additional cost to Client.

8.  Implementation, Initial Training and AXS Upgrades. The AXS setup fee will be waived for Client with regard to the standard integration of Events into the AXS Platform. Initial implementation and AXS Platform system training will be included and web training will be offered no cost to Client. Upgrades to the AXS Platform that are generally made available to all AXS clients will also be made available to Client at no cost. However, if Client requests any services beyond what is typically provided by AXS to all of its clients, the parties will enter into a separate Statement of Work (“SOW”) with regard to such additional services, including payment of additional fees, and AXS will have no obligation to provide such additional services unless both parties have executed the SOW.

9.  Ticket Stock. AXS will provide Client with AXS-branded ticket stock (which may include AXS ticket stock sponsors) at no cost to Client, or Client may elect to supply its own Client-branded ticket stock, at Client’s expense. Any such ticket stock shall be compatible with the AXS Platform and Equipment.

10.  AXS Branding on Venue Website(s) and Box Office(s). The Parties shall mutually determine what AXS branding shall appear on the websites and box office(s) for the Venues. AXS shall preapprove any use of AXS’s branding by Client.